Exhibit 10.1
FORM OF INDEMNITY AGREEMENT
THIS INDEMNITY AGREEMENT made as of the 5th day of August, 2003,
B E T W E E N:
SYSTEMS XCELLENCE, INC., a corporation
amalgamated under the laws of Canada
(hereinafter referred to as the “Company”)
-and-
[DIRECTOR]
(hereinafter referred to as the “Director”)
     WHEREAS the Director is a member of board of directors of the Company;
     AND WHEREAS pursuant to By-law No. 1(a) of the Company, the Company may indemnify the directors of the Company in the manner set out in such by-laws;
     AND WHEREAS pursuant to a resolution of the board of directors of the Company passed on July ___, 2003, the duly authorized officers of the Company have been authorized to enter into an agreement with each of the directors of the Company evidencing the agreement of the Company to indemnify each such director upon the terms and conditions as set out herein;
     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto hereby covenant and agree as follows:
1. Subject to the limitations in the Canada Business Corporations Act, the Company hereby irrevocably undertakes to indemnify the Director, his heirs and legal representatives against all costs, charges and expenses including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director of the Company (including in respect of acting as a member on one or more committees of the board of directors) or acting or having acted at the Company’s request as a director or officer of any other body corporate of which the Company is or has been a shareholder or creditor, if:
(a)	he acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

2. The Company hereby irrevocably undertakes, subject to the obtaining of the approval of a court where necessary, to indemnify the Director, his heirs and legal representatives, in respect of an action by or on behalf of the Company to procure a judgment in its favour to which the Director is made a party by reason of being or having been a director of the Company or acting or having acted at the Company’s request as a director or officer of any other body corporate of which the Company is or has been a shareholder or creditor, against all costs, charges, and expenses reasonably incurred by him in connection with such action if he fulfils the conditions set out in Sections 1(a) and (b) hereof.
3. All costs, charges and expenses reasonably incurred by the Director in defending any action described herein shall be paid to the Director in advance of the final disposition of such action, provided that the Director executes and delivers to the Company an undertaking to reimburse the Company for such amounts advanced in the event that it is ultimately determined that the Director is not entitled to be indemnified under this Agreement.
4. The Company shall exercise all reasonable efforts to obtain, or to assist in obtaining, all approvals or consents when indemnification hereunder is subject to or conditional upon the approval or consent of any court or of any government body or regulatory authority.
5. This Agreement shall become effective on the date hereof and shall continue in full force and effect for so long as any action described herein may be legally brought against the Director, notwithstanding the fact that the Director may, at the time such action is commenced, no longer be a director of the Company.
6. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstances is restricted, prohibited or unenforceable, such provision shall, in such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity and enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.
7. This Agreement is not assignable by any party but shall bind and benefit the respective parties hereto and their successors, heirs and legal representatives.
8. This Agreement may be amended only by written agreement between each of the parties hereto.
9. Each of the parties hereto shall, from time to time, and at all times, do such further acts and deliver all such further assurances, deeds and documents as may be reasonably required in order to fully perform and carry out the terms of this Agreement.
10. This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

     IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

SYSTEMS XCELLENCE INC.

Per:

Name:
Title:

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